UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):    July 31, 2012 (July 25, 2012)

International Textile Group, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-23938	33-0596831
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

804 Green Valley Road, Suite 300, Greensboro, North Carolina 27408
(Address, Including Zip Code, of Principal Executive Offices)

               (336) 379-6299
(Registrant’s Telephone Number, Including Area Code)

              N/A
(Former Name or Former Address,
if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On July 25, 2012, International Textile Group, Inc. (the “Company”), the other borrowers and credit parties thereto, General Electric Capital Corporation, as agent and lender (“GE Capital”), and the other lenders thereto, entered into Consent and Amendment No. 7 (the “Credit Agreement Amendment”) to that certain Amended and Restated Credit Agreement (the “Credit Agreement”), dated as of March 30, 2011, by and among the Company, certain of its U.S. subsidiaries, GE Capital and certain other lenders signatory thereto.

Pursuant to the Credit Agreement Amendment and related documentation, the Company and its subsidiary, Burlington Industries LLC, obtained the right to assign certain “Burlington” trademark rights to Kayser-Roth Corporation (the “Burlington IP Sale”), provided that the proceeds are used in their entirety to repay amounts outstanding under the revolving credit facility (the “Revolver”) under the Credit Agreement.

The Credit Agreement Amendment also provides that, after such repayment, borrowing availability under the Revolver will be reduced by, among other things, the amount of the net proceeds from the Burlington IP Sale used to repay the Revolver, thus reducing the Revolver.

Item 8.01.  Other Events.

On July 25, 2012, the Company completed the Burlington IP Sale for gross proceeds of $6.0 million. Gross proceeds, less nominal fees and expenses, from the sale were used to repay amounts outstanding under the Revolver as required under the Credit Agreement Amendment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL TEXTILE GROUP, INC.

By:	/s/ Gail A. Kuczkowski
Name:	Gail A. Kuczkowski
Title:	Executive Vice President and Chief Financial Officer

Date:  July 31, 2012